Filed Pursuant to Rule 424(b)(3)

Registration No. 333-258155

APOLLO DEBT SOLUTIONS BDC

SUPPLEMENT NO. 3 DATED APRIL 20, 2022

TO THE PROSPECTUS DATED DECEMBER 22, 2021

This prospectus supplement (“Supplement”) is part of and should be read in conjunction with the prospectus of Apollo Debt Solutions BDC (the “Fund”), dated December 22, 2021 (as supplemented to date, the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

The purpose of this Supplement are as follows:

•	to disclose the entering into Amendment No. 1 to its Credit and Security Agreement.

Amendment No. 1 to its Credit and Security Agreement

On April 7, 2022, Cardinal Funding LLC (“Cardinal Funding”), a wholly owned subsidiary of Apollo Debt Solutions BDC, a Delaware statutory trust (the “Company”) entered into Amendment No. 1 (the “First Credit Facility Amendment”) to its Credit and Security Agreement (the “Secured Credit Facility”), dated as of January 7, 2022, by and among Cardinal Funding, as borrower, the Company, in its capacity as collateral manager and in its capacity as equityholder, the lenders from time to time parties thereto, Citibank, N.A., as administrative agent, and The Bank of New York Mellon Trust Company, National Association, as collateral agent, custodian and collateral administrator.

The First Credit Facility Amendment amends the Secured Credit Facility to (i) increase the additional aggregate commitment size which Cardinal Funding can request from the lenders under the Secured Credit Facility from $750,000,000 to $1,350,000,000, (ii) add a new revolving lender to the Secured Credit Facility and (iii) allow Cardinal Funding to finance bonds under the Secured Credit Facility. Advances used to finance bonds under the Secured Credit Facility initially bear interest at the Applicable Reference Rate plus a spread of 2.0%.

The description above is only a summary of the material provisions of the First Credit Facility Amendment and is qualified in its entirety by reference to a copy of the form of First Credit Facility Amendment, which is filed as an Exhibit to our Registration Statement.